UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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P. H. GLATFELTER COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P. H. GLATFELTER COMPANY NOTICE OF ANNUAL MEETING OF SHAREHOLDERS Thursday, May 5, 2016 at 9:00 a.m. York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, PA 17403

The 2016 Annual Meeting of the Shareholders (“Annual Meeting”) of P. H. Glatfelter Company (the “Company”), a Pennsylvania corporation, will be held on Thursday, May 5, 2016 at 9:00 a.m., to consider and act upon the following items:

•	the election of nine members of the Board of Directors to serve until our next Annual Meeting and until their successors are elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016;

•	advisory approval of the Company’s executive compensation and pay practices; and

•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 11, 2016 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, please vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, internet or mail.

Kent K. Matsumoto

Secretary

March 31, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2016.

P. H. Glatfelter Company’s proxy statement for the 2016 Annual Meeting of Shareholders and 2015 Annual Report are available via the Internet at

www.glatfelter.com/about_us/investor_relations/sec_filings.aspx

FREQUENTLY ASKED QUESTIONS

When and where is the Annual Meeting?

The 2016 Annual Meeting of Shareholders will be held on Thursday, May 5, 2016, at 9:00 a.m., at the York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, PA 17403.

Who may attend the meeting and what else is required for admittance?

Only shareholders of the Company’s common stock on the Record Date may attend the Annual Meeting, and those shareholders attending in person must present an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting. For example, a shareholder may present an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date.

•	For registered shareholders of the Company, an admission ticket is attached to their proxy card. Registered shareholders planning to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or mail by completing and mailing in their proxy card, retaining the admission ticket and presenting the ticket at the Annual Meeting if they plan to attend.

•	Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company and should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

What is the difference between a registered shareholder and a beneficial owner?

If your shares are registered in your name in the records of our transfer agent, Computershare, you are a “registered shareholder,” also sometimes called a shareholder (or stockholder) of record. If you are a registered shareholder, we sent this Notice directly to you.

If your shares are held in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” This Notice has been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by following the voting instructions included in the mailing.

Why did I receive these materials?

You are receiving these materials because, as a shareholder, the Board of Directors is soliciting your vote on matters to be considered at the 2016 Annual Meeting. Please read this proxy statement and vote your shares by mailing the attached proxy card, voting online, by telephone or in person at the Annual Meeting. The Board has appointed directors Bruce Brown and Kathleen A. Dahlberg, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly executed proxies received from shareholders entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who is entitled to vote?

Shareholders of record as of the close of business on March 11, 2016, the record date, may vote at the Annual Meeting. At the close of business on March 11, 2016, there were 43,495,857 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

How do I vote?

If you are a registered shareholder. If you hold your shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares. You may vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). Please make certain you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with your instructions.

If you are a beneficial owner. If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to have your shares voted.

Will my shares be voted if I do not sign and return my proxy card?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker holding such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are non-routine matters. The Company believes Proposal 2 (ratification of auditors) is routine.

If a shareholder’s bank or broker does not receive the shareholder’s instructions how to vote the shareholder’s shares on a non-routine matter, the shareholder’s bank or broker will inform the Company it does not have the beneficial owner’s authority to vote on the non-routine matter. We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent holding their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

How do I change my vote or revoke my proxy, if I wish to do so?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later-dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting. Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is the required quorum to hold this Annual Meeting?

As of March 11, 2016, 43,495,857 shares of the Company’s common stock were outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal, and the beneficial owner has not provided voting instructions.

May shareholders ask questions at the Annual Meeting?

Yes. After the formal business of the meeting has concluded and adjourned, the chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. To provide an opportunity for everyone wishing to ask a question, shareholders will be limited to three (3) minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters relating directly to the business of the meeting. Shareholders will not be permitted to make statements.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy soliciting materials to beneficial owners. In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means. The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

What proposals will be acted upon at the meeting, and what number of votes is needed for the proposals to be adopted?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
1	Election of Directors	Majority of Votes Cast	No
2	Ratification of Deloitte as Independent Registered Public Accounting Firm	Majority of Votes Entitled to be Cast	Yes
3	Advisory Vote on Executive Compensation	Majority of Votes Entitled to be Cast	No

Election of Directors. The nine nominees for election as directors must be elected by a majority of votes cast, as this is an uncontested election. Thus, the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” the nominee. In contested elections, directors would be elected by a plurality of votes cast. Each person nominated for election has submitted an irrevocable resignation in advance, as required by our by-laws. The resignation will be effective if the nominee does not receive a majority of votes cast and, if the nominee is an incumbent director, the Board of Directors accepts the resignation.

Ratification of Independent Registered Public Accounting Firm. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Advisory Vote on Executive Compensation. This proposal gives you, as a shareholder, the opportunity to endorse, not endorse or take no position on our compensation program for the Named Executive Officers (“NEOs”). A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the proposal to approve the executive compensation for the proposal to be adopted. While the Board of Directors intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company and is advisory in nature.

What are the Board of Director’s recommendations for voting on these proposals?

The Board recommends a vote:

•	FOR the election of the nine nominees for director;

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

•	FOR approval of the Company’s compensation policies and practices, and current executive compensation as discussed in this proxy statement.

What are my options for voting on these proposals?

A shareholder is entitled to one vote per share of stock owned on the record date, on each item of business presented at the Annual Meeting, except each shareholder has cumulative voting rights for electing directors. Cumulative voting means a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock owned by the shareholder on the record date, multiplied by the number of directors to be elected. Accordingly, for the election of nine directors, a shareholder may either cast that total number of votes “For” or “Withhold” all of those votes from a single nominee. The shareholder may also distribute or withhold the total number of votes among the nine nominees as the shareholder determines, up to the number of shares of common stock owned by the shareholder on the record date, multiplied by nine.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the advisory vote on executive compensation, commonly known as a “say-on-pay” vote, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

Aside from these proposals, will any other business be acted upon at the meeting?

No. The Company’s by-laws required shareholders to submit to the Company, by December 7, 2015, notice of all director nominations and shareholder proposals to be considered at the 2016 Annual Meeting, regardless of whether shareholders sought inclusion of their nomination or proposal in this proxy statement or intended to solicit proxies on their own. Because the Company did not receive any such notice of nominations or proposals, no other director nominations, shareholder proposals or other matters will be considered at the 2016 Annual Meeting.

How may a shareholder present a proposal for next year’s Annual Meeting?

A shareholder wishing to present a proposal at the 2017 Annual Meeting must submit it to the Company’s Secretary prior to the preparation of the 2017 proxy statement, and the Company’s by-laws prescribe the procedures a shareholder must follow. To present a proposal for consideration at the 2017 Annual Meeting, and to include a matter in the proxy statement for that meeting, a notice including all of the information required by the Company’s by-laws must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by, the Company no later than the close of business on December 1, 2016, regardless of delivery method.

How may a shareholder nominate a candidate to sit on the Board of Directors?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Committee that all other director nominee recommendations receive. If a shareholder wishes to recommend a nominee for director, the shareholder must submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary. Such recommendation must be made in accordance with the procedures described herein and in the Company’s by-laws. To nominate a candidate for director at the 2017 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received by, the Company no later than the close of business on December 1, 2016.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

Requirements for the notice are as follows:

•	A proposal submitted by a shareholder must include a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest the shareholder has in the business.

•	A nomination for election to the Board must include information regarding the nominee (name, address, occupation, number of shares held and a representation by both shareholder and nominee that there are no undisclosed voting arrangements).

•	The notice must include:

–	the shareholder’s name and address, a description of the shares held and a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;

–	a representation that the shareholder will attend the 2017 Annual Meeting, in person or by proxy, and will submit the proposal or make the nomination;

–	a description of any hedging arrangements for Company stock into which the shareholder has entered; and

–	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies for the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2017 Annual Meeting. The Company’s by-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s by-laws may be obtained from the Company’s website at www.glatfelter.com/about_us/corporate_governance/bylaws.aspx or at no charge from the Secretary. The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How may a shareholder communicate with the Company’s Board or the non-management directors of the Company?

A shareholder may address written correspondence to the Board or any individual director (whether management or non-management), c/o Company Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401-1434. The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications addressed to the Board or a director to the Chair of the committee responsible for the matter addressed in the communication. All communications regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee. Alternatively, the Board has established a method for interested parties to communicate directly with the entire Board or any non-management director by calling the Company’s toll-free Helpline at 800-346-1676.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill nine director positions, each for one-year terms expiring on the date of the Company’s 2017 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board recommends that shareholders vote “For” each of the following director nominees: Bruce Brown, Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, J. Robert Hall, Richard C. Ill, Ronald J. Naples, Dante C. Parrini and Lee C. Stewart, each of whom is currently serving as a director of the Company, for a one-year term expiring at the 2016 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. All nominees have consented to serve if elected to the Board.

If at the time of the Annual Meeting a director nominee is unable to serve, an event the Board does not anticipate, the Proxy Holders will vote for a substitute nominee as may be designated by the Board unless the Board reduces the number of directors accordingly.

The following table highlights director nominee information obtained in part from the respective nominees and in part from Company records.

Name	Age	Director Since	Occupation	Other Public Boards	Committee Memberships
					Audit		Comp		Fin		Nom & Gov
Bruce Brown*	57	2014	Chief Technology Officer, Procter & Gamble, Retired	1	✓						✓
Kathleen A. Dahlberg*	63	2001	CEO, G.G.I., Inc.	-	✓		✓
Nicholas DeBenedictis*	70	1995	Retired Chairman & CEO, Aqua America	3			✓		✓	C
Kevin M. Fogarty*	50	2012	President, CEO, Kraton Performance Polymers, Inc.	1					✓		✓
J. Robert Hall*	63	2002	Managing Director, Centerview Capital	-			✓				✓	C
Richard C. Ill*	72	2004	Retired Chairman & CEO, Triumph Group, Inc.	3	✓	C			✓
Ronald J. Naples*(L)	70	2000	Chairman Emeritus, Quaker Chemical Corp.	1	✓						✓
Dante C. Parrini	51	2010	Chairman, CEO, P. H. Glatfelter Co.	1					✓
Lee C. Stewart*	67	2002	Private Financial Consultant	2			✓	C	✓
* indicates director is independent C indicates Committee Chair (L) indicates Lead Director

Additional Information about Director Nominees

Bruce Brown

Mr. Brown retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”). With 34 years of experience at P&G, Mr. Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Mr. Brown also serves on the Board of Directors for Nokia in Finland; the Government of Singapore’s Agency for Science, Technology and Research; and the Board of Trustees at Xavier University.

Specific qualifications and experience of particular relevance to the Company:

Mr. Brown is a proven leader in innovation, global expansion and organizational leadership development; and has familiarity with a number of the Company’s specific products and materials. He brings over three decades of business-building experience to our Board and has three years of experience as a director of a public company.

Kathleen A. Dahlberg

Ms. Dahlberg has since 2006 been the Chief Executive Officer of G.G.I., Inc. (formerly known as 2Unify LLC), a private company specializing in strategic consulting for companies in various industries and sectors. She served as a director of Theragenics Corporation from May 2008 to November 2013. Ms. Dahlberg has held Vice President positions with BP Amoco, Viacom International, McDonalds Corporation, Grand Metropolitan PLC and American Broadcasting.

Specific qualifications and experience of particular relevance to the Company:

Ms. Dahlberg has significant experience in emerging technologies, acquisitions and divestitures, manufacturing, consumer goods, professional services, international operations, strategic planning, operations and risk management and corporate governance. She has more than 14 years of experience as a director of public companies.

Nicholas DeBenedictis

Mr. DeBenedictis served as the Chairman, Chief Executive Officer and President of Aqua America, Inc., a publicly traded water company, from May 1992 until July 2015, when he retired as CEO and remained as Chairman of the Board He has also served as a director of Exelon Corporation since 2003 and joined the Board of Mistras Group in October 2015. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility, responsible for government relations, overseeing development of economic and environmental policies and implementation of the utility’s public policy positions. Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989. He also served in two Pennsylvania government cabinet positions: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development, and has held senior-level positions with the U.S. Environmental Protection Agency.

Specific qualifications and experience of particular relevance to the Company:

Mr. DeBenedictis has significant experience with government and public policy, regulated industries, public-company finance and financial reporting, as well as strategic planning, operations and risk management and corporate governance. He has more than 20 of years experience as a director of public companies.

Kevin M. Fogarty

Mr. Fogarty has been the President and Chief Executive Officer of Kraton Performance Polymers, Inc., since 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as its Executive Vice President of Global Sales and Marketing from June 2005. He was named a director of Kraton in 2009, and a director of its principal operating subsidiary, Kraton Polymers LLC, a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, in 2008. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business.

Specific qualifications and experience of particular relevance to the Company:

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public-company accounting and financial reporting and new product development, as well as strategic planning, operations and risk management and corporate governance. He has more than six years of experience as a director of public companies.

J. Robert Hall

Mr. Hall has been a Managing Director of Centerview Capital, an operationally oriented private equity firm focused on the U.S. consumer middle market, since January 2014. Previously he was the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition-related activities in the food, beverage and consumer products industry, and in this role was a Senior Advisor to Centerview Capital since 2009. Prior to forming Ardale, Mr. Hall spent over 20 years in the food and consumer goods industry, holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands, Chairman of Wise Foods and has served on the board of Ault Foods Ltd., a $1.3 billion dairy products company in Canada.

Specific qualifications and experience of particular relevance to the Company:

Mr. Hall has significant experience in general management, financial services, consumer goods, manufacturing, marketing, sales, new product development, strategic planning, M&A and corporate governance. Mr. Hall has more than 16 years of experience as a director of public companies.

Richard C. Ill

Mr. Ill served as the Chairman and Chief Executive Officer of Triumph Group, a publicly held, international aviation services company, from 2009 to 2012 and as its President and Chief Executive Officer from 1993 to 2009 and 2014 to 2016. Mr. Ill held a variety of senior executive positions with Alco Standard Corporation before he founded what is now Triumph Group. He has over 45 years of public company experience in management, manufacturing and operations. In addition to his continued service on the Triumph board, Mr. Ill has served as a director of Mohawk Industries, Inc. since May 2011 and was re-elected to the board of Airgas, Inc., in November 2013. He previously served as a director of Airgas from July 2004 through September 2010.

Specific qualifications and experience of particular relevance to the Company:

Mr. Ill has significant experience with general management, acquisitions and strategic partnerships, manufacturing, professional services, international operations, research and development and regulated industries, strategic planning, operations and risk management and corporate governance. He has 20 years of experience as a director of public companies.

Ronald J. Naples

Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a publicly held, specialty chemical company serving the metalworking and manufacturing industries worldwide, and he served as Quaker’s Chief Executive Officer from 1995 to 2008. Mr. Naples previously was Chairman and Chief Executive of Hunt Manufacturing Company, a publicly held company, from 1981 to 1995. He is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples currently serves as a director of Glenmede Trust Company, the Philadelphia Contributionship and Penn National Gaming, and is a former Chairman of the Federal Reserve Bank of Philadelphia.

Specific qualifications and experience of particular relevance to the Company:

Mr. Naples has significant experience with government and public policy, professional services, manufacturing, international operations, public-company finance and financial reporting, strategic planning, operations and risk management and corporate governance. Mr. Naples has over 30 years of experience as a director of public companies.

Dante C. Parrini

Mr. Parrini is currently the Chairman, President and Chief Executive Officer of P. H. Glatfelter Company. He has been President and Chief Executive since January 2011 and Chairman of the Board since May 2011. Mr. Parrini previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. From 2003 to 2005, he was Senior Vice President and General Manager of the Company. Mr. Parrini joined Glatfelter in 1997 and, prior to 2003, held various executive positions responsible for the Company’s operations, sales and marketing. He has served on the board of H. B. Fuller Company since 2012.

Specific qualifications and experience of particular relevance to the Company:

Mr. Parrini has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, overseeing legal and human resource functions and leading strategy development. His more than 21 years of executive experience include five years as a public company director.

Lee C. Stewart

Mr. Stewart is a private financial consultant with over 25 years experience as an investment banker. He was a Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was CFO of Foamex International, Inc. Mr. Stewart is a director of AEP Industries, Inc., a NASDAQ-listed chemical company, and a director of ITC Holdings Corp. a NYSE-listed electricity transmission company. Mr. Stewart served as a director of Marsulex, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011. In May of 2013, Mr. Stewart was appointed to the Board of Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials. In April of 2014, Momentive Performance Materials filed a voluntary bankruptcy petition from which it successfully emerged in October of 2014, at which time Mr. Stewart stepped down from the board.

Specific qualifications and experience of particular relevance to the Company:

Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance. He has over 19 years of experience as a director, having first served on the board of a public company in 1996.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2016, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2015.

A Deloitte representative is expected to attend the Annual Meeting and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2014 and 2015?

For the years ended December 31, 2014, and December 31, 2015, the aggregate fees billed by Deloitte and paid by the Company to Deloitte were as follows:

	2014	2015

Audit Fees (1)	$3,171,603	$2,811,901
Audit Related Fees (2)	68,018	41,623
Tax Fees (3)	305,000	271,757
Other	17,245	30,732

Total Fees	$3,561,866	$3,156,013

(1)	Audit Fees - For Deloitte’s audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services normally provided for statutory and regulatory filings or engagements.

(2)	Audit-Related Fees - For Deloitte’s assurance and related services reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under footnote (1) above.

(3)	Tax Fees - For Deloitte’s tax compliance, tax advice and tax planning services, including tax planning and consultations; tax audit assistance; and tax work stemming from “Audit-Related” items.

All of Deloitte’s 2015 services for the Company were permissible under applicable laws and regulations and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate this authority in writing to one or more of its members, and in such case the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(“Say-on-Pay” Vote)

Executive compensation is an important topic for our shareholders. At the core of our executive compensation philosophy is the belief that compensation should reflect performance; be fair, competitive and reasonable; and be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles and shareholder interests. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2015 compensation of the Named Executive Officers.

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders of P. H. Glatfelter Company (the “Company”) approve the compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis and the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with the Securities Exchange Act of 1934 and the implementing rules of the U.S. Securities and Exchange Commission.

As an advisory vote, the results on this proposal are non-binding. Nevertheless, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Last year, the Company’s shareholders approved the Company’s compensation practices and executive pay with a 97.4% affirmative vote. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2017 Annual Meeting.

OWNERSHIP OF COMPANY STOCK

To the best of the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 11, 2016, (except as otherwise noted) by: (1) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (2) each director, director nominee and Named Executive Officer; and (3) all directors, director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers for the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares to which a person has the right to acquire beneficial ownership within sixty (60) days are considered beneficially owned by that person.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner		Shares Beneficially Owned (1)			Total Number of Shares Owned (1)			% of Class
BlackRock, Inc.		4,588,353			4,588,353	(2)		10.6%
Dimensional Fund Advisors LP		3,648,817			3,648,817	(3)		8.41%
The Vanguard Group, Inc.		3,230,102			3,230,102	(4)		7.44%
Name of Beneficial Owner	Position	Directly Owned	Indirectly Owned		Options to Acquire Stock (5)		Total Number of Shares Owned	% of Class
Bruce Brown	Director	–	–		–		–	*
Kathleen A. Dahlberg	Director	38,624	–		–		38,624	*
Nicholas DeBenedictis	Director	46,276	–		–		46,276	*
Kevin M. Fogarty	Director	5,926	–		–		5,926	*
J. Robert Hall	Director	35,374	–		–		35,374	*
Richard C. Ill	Director	34,304	–		–		34,304	*
John P. Jacunski	Executive V. P. & CFO	57,464	3,352	(6)	93,456		154,272	*
Brian E. Janki	Senior V.P. & Business Unit President, Specialty Papers	8,310	346	(7)	–		8,656	*
Kent K. Matsumoto	Vice President, General Counsel & Secretary	529	570	(8)	221		1,320	*
Ronald J. Naples	Director	12,199	24,391	(9)	–		36,590	*
Dante C. Parrini	Chairman of the Board & CEO	122,243	6,757	(10)	169,355		298,355	*
Martin Rapp	Senior V.P. & Business Unit President, Composite Fibers	52,093	–		4,882		56,975	*
Lee C. Stewart	Director	33,624	–		–		33,624	*
All directors and executive officers as a group (16 individuals) * indicates ownership of < 1%		498,327	41,745		362,940		903,012	2.00%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares, voting or investment power for such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and Named Executive Officer of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.

(2)	Pursuant to a Schedule 13G filed on January 8, 2016, consists of shares beneficially owned, as of December 31, 2015, by BlackRock, Inc. BlackRock, Inc. is a parent holding company with sole voting authority over 4,481,049 shares and sole investment authority over 4,588,353 shares. BlackRock Advisors LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC are subsidiaries of BlackRock, Inc., that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Pursuant to a Schedule 13G filed on February 9, 2016, consists of shares beneficially owned, as of December 31, 2015, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting power over 3,512,211 shares and investment authority over 3,648,817 shares Dimensional Fund Advisors LP is an investment advisor registered under

Section 203 of the Investment Advisors Act of 1940. All 3,648,817 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940, to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP serves as investment manager for certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)	Pursuant to a Schedule 13G filed on February 10, 2016, consists of shares beneficially owned, as of December 31, 2015, by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment advisor which has sole voting and investment authority over 3,173,027 shares. Vanguard Fiduciary Trust Company is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 51,975 of the shares reported by The Vanguard Group, Inc. Vanguard Investments Australia, Ltd. is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 7,300 of the shares reported by The Vanguard Group, Inc. The address of The Vanguard Group, Inc., is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Represents the gross number of shares of common stock that would be issued to the NEO if the NEO exercised all vested, in-the-money SOSARs on the Record Date.

(6)	Consists of 3,352 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(7)	Consists of 346 shares held by Mr. Janki through the Company’s 401(k) Plan.

(8)	Consists of 570 shares held by Mr. Matsumoto through the Company’s 401(k) Plan.

(9)	Represents shares owned by Mr. Naples’ spouse.

(10)	Consists of 6,757 shares held by Mr. Parrini through the Company’s 401(k) Plan.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, regarding the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)(4)
Equity compensation plans approved by security holders	2,874,265	$17.82	1,364,223
Equity compensation plans not approved by security holders	—	—	—
Total	2,874,265	$17.82	1,364,223
(1)	Includes 337,627 restricted stock units (“RSUs”); 336,896 performance share awards (“PSAs”; and 2,199,742 stock-only stock appreciation rights (“SOSARs”).

(2)	Weighted average exercise price is based on outstanding SOSAR prices only.

(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.

(4)	For purposes of this calculation, it is assumed that Performance Share Awards will be paid at 100% of target.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”) to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s review of such reports (and amendments thereto), the Company believes that, in 2015, its directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE on a timely basis, with the exception of one late Form 4 filed on behalf of Mr. Kevin Fogarty to report the payout of a restricted stock unit grant, and one late Form 4 for Mr. Naples to report a change in ownership from direct to indirect.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles

The Board and Management are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles that provide a framework for the Company’s governance. The Board has also adopted a Code of Business Conduct and a Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter. The Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx. The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page containing, among other information, the Code of Business Conduct, a list of the Company’s Board of Directors and Executive Officers, the charters of each of the Committees of the Board of Directors, the Company’s Code of Business Ethics for the CEO and Senior Financial Officers and other related information. Copies of these materials are available, in print at no charge, upon request to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website.

Board Composition and Leadership

The Board currently consists of nine members. Each year, the Board elects one of its members to serve as Chair. Under the Board’s governance structure, the Chair:

•	presides at all meetings of the Board, other than executive sessions;

•	identifies strategic issues to be considered for the Board agenda; and

•	consults with directors on the development of the schedule, agenda and materials for all meetings of the Board.

When considering the election of a Chair, the Board reviews its governance structure and the qualifications of each director and determines who is best qualified to chair the Board. The Board believes the Company and its shareholders are best served by having a Chair with wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the Company’s strategic plan. Based on his extensive experience and knowledge of the

Company’s operations, industry, competitive challenges and opportunities, the Board has determined that Dante C. Parrini is the director best qualified to serve in the role of Chairman. The Board therefore nominated Mr. Parrini in February 2016 as Chairman, subject to his re-election as a director at the Annual Meeting.

The Board has also determined that when the same person serves as both Chairman and CEO, the interests of the Company and the shareholders are best served by appointment of an independent Lead Director. In February 2016 the Nominating & Corporate Governance Committee recommended, and the independent directors nominated, Kathleen A. Dahlberg to be the next independent Lead Director, effective on the date of the 2016 Annual Meeting, subject to her re-election as a director at the Annual Meeting. The Lead Director presides over the executive sessions of the Board and coordinates and develops the agenda for those sessions. The Lead Director communicates to the Chairman and CEO regarding the discussions at executive sessions as appropriate. In the absence or disability of the Chairman, the Lead Director assumes the authority of and performs the duties of the Chairman, as provided in Section 2.18 of the Company’s by-laws, including presiding at any Board meeting at which the Chairman is not in attendance.

Board Independence

The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the New York Stock Exchange (“NYSE”) standards for determining the independence of directors, which require that a director not have a material relationship with the Company.

Annually, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining if the director is independent under NYSE rules and our Corporate Governance Principles. In addition, each director or nominee for director has an affirmative duty to disclose to the Nominating and Corporate Governance Committee relationships between and among that director (or an immediate family member), the Company, and/or Company Management.

The Board has determined the following directors are independent and have no material relationship with the Company: Ms. Dahlberg and Messrs. Brown, DeBenedictis, Fogarty, Hall, Ill, Naples and Stewart. The Board has determined Mr. Parrini, as the Company’s CEO, is deemed not to be an independent director by NYSE standards and the Company’s Corporate Governance Principles.

Evaluation of Nominees for Board of Directors

The Nominating and Corporate Governance (“NCG”) Committee reviews all director nominations submitted to the Company, including individuals recommended by shareholders, directors or members of Management. When evaluating whether to recommend an individual for nomination or re-nomination, the NCG Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the nominee’s independence, availability to serve on the Board and the candidate’s knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating director candidates, the NCG Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each director candidate, the NCG Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The NCG Committee specifically reviews the qualifications of each director candidate for election or re-election, including those of incumbent directors, the directors’ understanding of the Company’s businesses and the environment in which the Company operates, attendance and participation at meetings and independence, including any relationships with the Company. Prior to nomination, each candidate for director must consent to stand for election, and each director nominee must agree in writing to abide by the Company’s majority voting policy.

After the NCG Committee has completed its evaluation of all director candidates, it presents a recommended slate of directors to the Board for consideration and approval. The NCG Committee also discusses with the Board any candidates considered by the NCG Committee but not recommended for election or re-election as a director.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/ corporate_governance/default.aspx.

Based on the process described above, the NCG Committee recommended and the Board decided to nominate each of the incumbent directors for re-election at the Annual Meeting. These decisions were based on the individual experience, qualifications, attributes and skills of each candidate. The NCG Committee and the Board assessed these factors in light of the Company’s businesses, which provide a diverse line of specialty papers and fiber-based engineered materials. In particular, the NCG Committee and the Board considered the following:

•	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members.

•	Each nominee has experience with a broad range of occupations and industries, providing the Company’s leadership with differing viewpoints and familiarity with many diverse markets targeted by the Company’s businesses and environments affecting the implementation and execution of the Company’s business plans.

•	Each nominee possesses a wide array of specific skills and areas of experience and expertise, as discussed earlier in the director Nominee section.

Majority Voting Policy

The Company’s by-laws and Corporate Governance Principles provide a majority-voting policy for the election of directors. Each person nominated for election as a director must submit an irrevocable resignation in advance of the election. In an uncontested election, for any nominee who is not an incumbent director and receives a plurality of the votes but does not receive a majority of votes cast, the resignation will be automatically accepted. If a nominee is an incumbent director and receives a plurality of the votes but not a majority of votes cast, the NCG Committee will consider the resignation tendered by the affected director and make a recommendation to the Board whether to accept it. The Board will act on the NCG Committee’s recommendation within 90 days following certification of the shareholder vote. In making their determinations, the NCG Committee and the Board may consider other factors or information they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in either a press release or a filing with the SEC. Any director tendering his or her resignation pursuant to this provision may not participate in the NCG Committee’s recommendation or Board decision whether to accept his or her resignation.

A director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is deemed to have been elected and to have automatically resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s by-laws, or may amend the Company’s by-laws to decrease the size of the Board.

Continuing Board Education

The Nominating and Corporate Governance Committee periodically reviews and oversees orientation programs for newly elected directors and continuing education programs for incumbent directors. The Company is a member of the NYSE Corporate Board Member Board Leadership Program, which provides continuing education programs, conferences and other resources for the Company’s directors and executives.

Board Meetings

The Board held seven meetings during 2015. The standing committees established by the Board held a total of 19 meetings in 2015. Each incumbent director attended at least 92% of the total number of Board and Committee meetings on which he or she served in 2015. Independent directors meet in regularly scheduled executive sessions (without Management), at which the Lead Director presides.

The Company does not have a policy regarding director attendance at the Annual Meeting, though directors traditionally attend the Annual Meeting. All directors attended the 2015 Annual Meeting.

Committees of the Board of Directors

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of four directors: Mr. Ill (Chair), Ms. Dahlberg, and Messrs. Brown and Naples. In the opinion of the Board, all four Audit Committee members meet the director independence requirements set forth in the NYSE listing standards and the SEC’s applicable rules and regulations in effect on the date of this proxy statement. The Board has determined that, based on their experience, Messrs. Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards.

In accordance with its Charter, the Audit Committee reviews policies and guidelines with respect to risk assessment and risk management, including management reports on the Company’s processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial exposure. The Audit Committee assists the Board with oversight of (1) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company; (2) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The specific duties of the Audit Committee are described in its Charter, which is available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/ corporate_governance/committees.aspx.

The Audit Committee has the authority to retain specialized legal, accounting, or other experts it deems necessary to carry out its duties. The Audit Committee held seven meetings during 2015.

Compensation Committee

The Compensation Committee currently consists of four directors: Mr. Stewart (Chair), Ms. Dahlberg, and Messrs. DeBenedictis and Hall. In the opinion of the Board, all four Compensation Committee members meet the director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement.

In accordance with its Charter, the Compensation Committee is responsible for an executive compensation policy designed to support overall business strategies and objectives; attract, retain, motivate and reward key executives; link compensation with organizational performance while appropriately balancing risk and reward; align executives’ interests with those of the Company’s shareholders; and provide competitive and reasonable compensation opportunities. The Compensation Committee also reviews, recommends for approval by the Board and oversees the Company’s management plans, long-term incentive plans, defined benefit plans, contribution plans and other welfare benefit plans and perquisites. A complete description of the Compensation Committee’s functions is contained in its Committee Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx.

Additional information regarding the engagement of an independent compensation consultant and the processes and procedures for consideration and determination of executive and director compensation is discussed later in this proxy statement. The Compensation Committee held six meetings in 2015.

Finance Committee

The Finance Committee currently consists of five directors: Mr. DeBenedictis (Chair) and Messrs. Fogarty, Ill, Parrini and Stewart. The Finance Committee advises the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. The specific functions of the Finance Committee are described in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees. aspx. The Finance Committee held three meetings during 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of four directors: Mr. Hall (Chair) and Messrs. Brown, Fogarty and Naples. In the opinion of the Board, all four members of the Nominating and Corporate Governance Committee meet the director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement. Pursuant to its Charter, in addition to reviewing candidates for election to the Board, the Nominating and Corporate Governance Committee advises the Board on all corporate governance matters, monitors the Company’s compliance with corporate governance guidelines, and periodically reviews such guidelines to ensure that they are appropriate for the Company and comply with the requirements of the SEC and the NYSE.

The specific functions of the Nominating and Corporate Governance Committee are outlined in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx.

The Nominating and Corporate Governance Committee has the authority to retain director search consultants and outside counsel or other experts as it deems necessary to carry out its duties. The Company makes funds available to the Committee for such retention. The Nominating and Corporate Governance Committee held three meetings during 2015.

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role using several different levels of review. For its reviews of the Company’s business unit operations and corporate functions, the Board reviews and considers the primary risks associated with those units and functions. The Board also reviews risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the Company’s strategic direction.

Each of the Committees also oversees the management of Company risks falling within a Committee’s areas of responsibility. In performing this oversight function, each Committee has full access to Management as well as the ability to engage advisors. At each Board meeting, the Chair of each Committee reports to the Board on the Committee’s oversight activities.

The Company continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes designed to identify the primary risks to the Company’s business. This includes an enterprise risk management framework used to identify, assess and quantify significant organizational and business risks and to develop strategies and controls to protect the Company’s operations and reputation while ensuring legal compliance. These programs and policies are overseen, supervised and administered by Management, which periodically updates the Board and the Committees of the Board on material risks that have been identified or publicly disclosed. The Company’s Vice President, Internal Audit, who functionally reports to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. As part of its risk management role, at each of its meetings the Audit Committee meets privately with both representatives from the Company’s independent registered public accounting firm and the Company’s Vice President, Internal Audit. The Audit Committee provides periodic reports to the Board on these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Committee reviews all of its compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company. Based on its review throughout the year, the Compensation Committee has concluded the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. As part of its risk management role, the Compensation Committee Chair meets privately with the Company’s independent registered public accounting firm to discuss the Committee’s activities.

Director Compensation

Payments to Directors in 2015

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Bruce Brown	$72,000	$89,987	$2,020	$164,007
Kathleen A. Dahlberg	79,500	89,987	5,234	174,721
Nicholas DeBenedictis	81,000	89,987	5,234	176,221
Kevin M. Fogarty	69,000	89,987	5,299	164,286
J. Robert Hall	81,000	89,987	5,234	176,221
Richard C. Ill	90,000	89,987	5,234	185,221
Ronald J. Naples (5)	95,000	89,987	5,234	190,221
Lee C. Stewart	86,000	89,987	5,234	181,221

(1)	Only non-employee directors receive compensation for service on the Board.

(2)	The amounts include annual retainer fees, meeting fees and chair fees paid in cash.

(3)	The amounts listed for all directors are based on the fair market value of $24.60 per share in accordance with FASB ASC 718 for RSUs granted on May 7, 2015.

(4)	Represents dividend equivalents paid to the non-employee directors in 2015. The directors earn dividend equivalents on their outstanding RSUs.

(5)	Mr. Naples’ compensation includes a Lead Director fee paid in cash.

Base Compensation — Cash

In 2015, non-employee directors received an annual retainer fee of $60,000, paid in cash. In addition to the annual retainer, non-employee directors were paid in cash $1,500 for each Committee meeting they attended. The director serving as Chair of the Audit Committee was paid an additional $15,000 in cash for his service; the director serving as Chair of the Compensation Committee was paid an additional $12,500 in cash for his service; the director serving as Chair of the Finance Committee was paid an additional $7,500 in cash for his service; and the director serving as Chair of the Nominating and Corporate Governance Committee received an additional $7,500 in cash for his service. The Lead Director received an additional $20,000 for his service in that capacity. All accrued, but unpaid, director cash compensation payments are made twice annually, on May 1 and November 1.

Base Compensation — Equity

In 2015, each non-employee director received an annual restricted stock unit (“RSU”) award valued at $90,000 on the grant date. Such awards vest over a three-year period, and all restrictions lapse and the shares are paid out on the third anniversary. RSUs granted to directors will immediately vest upon a change in control. In the event of the death, disability or retirement of the director, all unvested RSUs shall become immediately vested, and the restrictions with respect to such RSUs shall lapse.

Deferred Compensation

Pursuant to the Company’s Deferred Compensation Plan for Directors, every year each director may elect to defer 50%, 75% or 100% of his or her annual retainer for serving on the Board, but any fees paid to a director for attending meetings of any Committee or for serving as a Chair may not be deferred. No such elections were made in 2015.

Other Benefits

Each non-employee director is covered by the Company’s director and officer liability insurance policy and the Company’s travel accident insurance policy.

Share Ownership Guidelines

The Company has established share ownership guidelines for its non-employee directors, to enhance their alignment with shareholders’ interests. The share ownership guidelines preclude the sale of shares by a director until he or she holds shares with a value equal to 5X the annual Board retainer of $60,000. Directly held shares and unvested RSUs continue to count toward attainment of the guideline.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee for the programs and the factors considered in making those decisions. The CD&A focuses on the compensation of the following 2015 Named Executive Officers (“NEOs”):

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer

•	John P. Jacunski, Executive Vice President and Chief Financial Officer

•	Brian E. Janki, Senior Vice President and Business Unit President - Specialty Papers

•	Kent K. Matsumoto, Vice President, General Counsel & Secretary

•	Martin Rapp, Senior Vice President and Business Unit President - Composite Fibers

Mr. Janki voluntarily resigned from the Company effective April 8, 2016 and is due no additional compensation as a result of his resignation.

Executive Summary

Our Business

Glatfelter is a global leader in the manufacturing of specialty papers and fiber-based engineered materials. We operate 12 production facilities and employ approximately 4,375 employees worldwide. Going beyond paper is our promise to our customers, based on over a century and a half of experience and technical expertise and supported by best-in-class processes. Additional information about our business can be found in our Annual Report posted at http://www.glatfelter.com/about_us/investor_relations/annual_reports.aspx.

2015 Business Overview

Our 2015 results of operations reflect the impact of a volatile and challenging operating environment. Net income for 2015 was $64.6 million, or $1.47 per diluted share, compared with $69.2 million, or $1.57 per diluted share, in 2014. On an adjusted earnings basis, a non-GAAP measure, earnings per share were $1.34 compared with $1.55 in 2014. The year-over-year comparison of results of operations reflects the adverse impact of:

•	The stronger U.S. dollar on our euro-denominated businesses;

•	Weaker demand and pricing for nonwoven wallcover products primarily due to economic conditions in Russia and Ukraine;

•	Pricing pressures in our Specialty Papers business; and

•	Weaker demand for certain Advanced Airlaid Materials products in the first half of the year.

Although these factors presented challenging headwinds for the business, our performance during the year benefited from:

•	Our successful execution of cost reduction and continuous improvement initiatives that delivered full year savings of $31 million, exceeding our target for the year;

•	Growth in shipments of key Composite Fibers product lines offsetting the adverse impact of weaker demand for wallcover products; and

•	Realization of margin expansion in both Composite Fibers and Advanced Airlaid Materials.

Despite the difficult business environment, we generated significant operating cash flow positioning us to:

•	Continue investing in growth opportunities such as the recently announced plan to invest $80 million to construct a new facility to serve North American demand for Advanced Airlaid Materials products;

•	Satisfy capital spending requirements expected to total $85 million to $90 million to comply with new environmental regulations impacting Specialty Papers facilities; and

•	Increase our dividend by 9%, returning additional capital to shareholders for the third consecutive year.

2015 NEO Compensation Overview

The NEOs received the following compensation linked to Company performance:

•	Base salaries:

–	Increases ranged from 2.5% to 10% directionally aligned to the 50th percentile of the market for the NEOs, with flexibility to deviate to support evolving talent needs.

•	Short-term incentive (“STI”) awards payable under the Management Incentive Plan (“MIP”):

–	The NEOs’ annual incentives under the MIP were contingent on the achievement of Operating Net Income (“ONI”) and Free Cash Flow (each as defined under “Elements of Compensation; Short-Term Incentives: the Management Incentive Plan” section), to encourage the executives to focus on earnings and cash flow generation at the corporate level. The business unit leaders (Messrs. Janki and Rapp) are also incented on an operating profit metric specifically aligned to the performance of their respective business unit.

–	Despite generating significant cash flow during the year, overall business conditions led to below target operating income across the organization.

–	Messrs. Parrini, Jacunski and Matsumoto earned 76.6% of their individual payout target amount based on the achievement of ONI and Free Cash Flow results as compared to the financial targets established by the Compensation Committee at the start of the performance period.

–	Mr. Janki earned 46.0% of his individual payout target amount based on a portion of his incentive from achievement of ONI and Free Cash Flow, and an additional component based on Specialty Papers operating profit, which was below threshold performance.

–	Mr. Rapp earned 75.0% of his individual payout target amount based on a portion of his incentive from achievement of ONI and Free Cash Flow, and an additional component on Composite Fibers operating profit, which was below target performance.

•	Long-term incentives (“LTI”):

–	The long-term incentive program (“LTIP”) consisted of a combination of performance share awards (“PSAs”) and stock-only stock appreciation rights (“SOSARs”) and thus is

100% performance-based. SOSARs directly link executive compensation to the interests of shareholders through awards having a value entirely dependent on appreciation in the Company’s common stock price. The PSAs provide an opportunity to receive shares of Company common stock contingent upon the achievement of goals tied to three-year average Return on Capital Employed (“ROCE”) and three-year cumulative adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items).

–	The Company provided to all NEOs, market-competitive annual equity awards tied to long-term performance measures derived from the Company’s three-year strategic plan.

–	All NEOs earned and received 24.7% of the PSAs granted for the 2013 to 2015 performance period which vested on December 31, 2015.

–	The payout was the result of cumulative EBITDA and average ROCE performance for the three-year performance period for which EBITDA results were below target and ROCE results fell below threshold performance.

•	Additional details regarding the compensation programs are included in the “Compensation Programs” and “Elements of Compensation” and “Target Pay Mix” sections of the CD&A.

Compensation Programs

Compensation Program Objectives

The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward those executives crucial to the success of the Company and to create long-term shareholder value. Our programs are organized around three principles:

Compensation Principles	Rationale
Pay for Performance	To reward achievement of specific Company financial performance goals that are aligned with strategic initiatives the Company has determined drive shareholder value.
Pay at Risk	To provide a mix of compensation with strong emphasis on short- and long-term incentives linked to Company and individual performance which do not encourage excessive risk-taking.
Shareholder Alignment	To align the interests of our NEOs with shareholders by encouraging a meaningful personal stake in the Company through stock ownership guidelines, equity-based NEO compensation and incentive compensation performance goals linked to key financial metrics.

Overview

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values. The Committee recommends approval of the Company’s compensation philosophy to the Board of Directors and oversees the compensation programs for the NEOs and other executive officers of the Company. All compensation decisions impacting the Chief Executive Officer are recommended by the Committee and require the approval of the Board of Directors.

Total compensation for the NEOs and other Company executive officers consists of base salary, short-term and long-term incentives, retirement and other benefits, and minimal perquisites. The Company’s compensation programs generally target total compensation at the size-adjusted 50th percentile of the market and provide flexibility to deviate from the target to support Company growth strategies and evolving talent needs. A significant portion of each NEO’s compensation is tied to the Company’s financial performance. The opportunity to earn incentive compensation, and the risk, generally increases commensurate with the NEO’s level of responsibility.

The Committee evaluates NEO incentive compensation under the Company’s MIP and LTIP. MIP compensation is dependent on the Company achieving certain ONI and Free Cash Flow goals. LTIP compensation is dependent on longer-term performance metrics, including the achievement of cumulative three-year adjusted EBITDA and ROCE goals. The Committee reviews these incentive plans annually, as discussed in the Risk Oversight section, to determine whether they present undue risk to the Company.

Executive Compensation and Governance Best Practices

The Committee, comprised entirely of independent directors, regularly monitors and implements best practices in executive compensation and governance, including the following:

What We Do	What We Don’t Do
Retain independent compensation advisors engaged by, and reporting directly to, the Committee	Provide for excise tax-gross ups for new executives (since 2011)

Maintain a pay mix that is heavily performance-based	Backdate or reprice stock options or SOSARs

Set compensation component levels after consideration of peer group compensation market data, generally targeted at the size-adjusted 50th percentile	Pay dividend equivalents on unearned performance awards

Fully disclose the financial performance drivers used in our incentive payouts	Permit hedging transactions or short sales

Annually assess and design our compensation programs to mitigate compensation-related risks	Permit pledging of holding Company stock in a margin account

Maintain stock ownership guidelines for executives	Provide excessive perquisites

Use different performance metrics in the short- and long-term incentive plans, in order to avoid heavy reliance on one definition of success	Offer employment agreements for any executive (except for Mr. Rapp, where agreements for international executives are usual and customary)

Maintain a clawback policy to recoup pay in select circumstances

Determination of Compensation Levels

The Compensation Committee seeks input from certain NEOs, external advisors and other Company executives when determining compensation decisions. Specifically:

•	The Committee retains an independent compensation consultant (“Consultant”) to provide advice, information and analysis on executive compensation and benefits.

•	The Committee consults with the Company’s CEO, Senior Vice President of Human Resources and Administration, Vice President of Global Compensation and Benefits and the Consultant to design the compensation programs.

•	The Committee consults with the CEO, CFO, the Consultant and external legal counsel to obtain background on the Company’s key financial objectives, metrics and performance, and design of the Company’s short- and long-term incentive compensation programs.

•	Compensation decisions pertaining to the NEOs (other than the CEO) are made by the Committee with consideration of recommendations from the CEO and guidance received from the Consultant.

•	The Company’s legal counsel and human resources staff provide legal, governance and technical input to the Committee.

The Committee may invite NEOs to attend portions of its meetings; however, the Committee usually meets in executive session alone and with the Consultant to reach final decisions regarding NEO compensation.

To assist with reviewing NEO compensation, the Committee considers pay history, vested and unvested equity holdings and required share ownership. The Committee uses this information, in addition to market compensation data, individual and Company performance and talent, and succession planning when making compensation decisions for each NEO.

Pay decisions for each NEO (other than the CEO) as well as all other executive officers are approved by the Committee. In the case of the CEO, the Committee, with assistance from the Consultant, develops recommendations in executive session without the CEO or any other member of Management, and then provides its recommendation to the independent members of the Board for approval.

In 2015, the Committee continued to retain the services of Compensation Strategies, Inc. (“CSI”), as its Consultant through September, at which time the Committee transitioned to Meridian Compensation Partners, LLC (“Meridian”). After completing a request for proposal involving multiple firms, Meridian was selected by the Committee based on their best fit to provide the Committee with compensation methodologies and industry experience. The role of the Consultant is to assist with:

•	developing a sound methodology and providing competitive compensation market data;

•	assessing the competitiveness of the executive compensation programs;

•	making recommendations regarding program design based on prevailing market practices and business conditions; and

•	advising the Committee on:

–	the level of each NEO’s compensation;

–	composition of the compensation peer group;

–	incentive plan performance metrics and design;

–	external trends and regulatory developments; and

–	revisions or additions to the Company’s executive compensation policies.

Compensation Peer Group and Benchmarking Process

To determine market levels, the Company targets the size-adjusted 50th percentile (as determined through regression analysis), and the Committee reviews target total compensation for similarly situated executives from peer group companies (“Compensation Peer Group”). A market analysis is performed annually for the CEO and CFO and biennially for the remaining NEOs, unless market conditions warrant a market study for additional executive roles for the year. For 2015 compensation decisions, the review included the total compensation of the CEO and CFO, while market data for all other executive officers was aged forward from the prior year’s review.

The Committee reviews the Company’s Compensation Peer Group annually to establish a relevant and appropriate peer group size. The annual revenues of the companies in the 2015 peer group range from $349 million to $6.1 billion with median revenue of $2.2 billion (versus the Company’s 2015 annual revenue of $1.7 billion).

The following is a list of companies included in the Compensation Peer Group for 2015:

2015 Compensation Peer Group
AEP Industries, Inc.	MeadWestvaco Corp.
Aptar Group, Inc.	Neenah Paper Inc.
Avery Dennison Corp.	Packaging Corp. of America
Bemis Company Inc.	Potlatch Corp.
Cenveo, Inc.	Rayonier, Inc.
Clearwater Paper Corp.	Schweitzer-Mauduit International, Inc.
Graphic Packaging Holding Co.	Silgan Holdings, Inc.
Greif, Inc.	Sonoco Products Co.
KapStone Paper & Packaging Corp.	Wausau Paper Corp.

In September 2015, the Committee approved an adjustment for the peer group to be used in setting 2016 pay levels to more appropriately reflect companies that fit industry and size parameters, and to account for acquisitions of existing peer companies. Specifically, MeadWestvaco Corporation (merged with RockTenn) and Cenveo Incorporated were replaced by Domtar Corporation and Resolute Forest Products Incorporated. Annual revenues of the companies in the 2016 peer group range from $352 million to $6.3 billion with median revenue of $3.3 billion.

Elements of Compensation

The elements of our executive compensation programs for 2015 included base salary, short- and long-term incentives, minimal perquisites, and retirement and other benefits, as summarized below:

Primary Elements of Compensation
Compensation Element	Form	Relation to Performance
Base Salary	Fixed Cash	Reflects each executive’s performance, responsibilities, skills and value to the Company
Short-Term Incentive (“STI”)	Annual Cash Bonus (Management Incentive Plan) (“MIP”)	Motivates and rewards executives for achieving annual financial results
Long-Term Incentives (“LTI”)	Stock Only Stock Appreciation Rights (“SOSARs”)	Provides value through stock price appreciation
	Performance Share Awards (“PSAs”)	Motivates and rewards executives for achieving three-year cumulative business results derived from the Company’s strategic plan
	Restricted Stock Units (“RSUs”)	Typically used on a limited basis to promote retention of key executives to support execution of the Company’s strategic plan
Other Benefits	Supplemental retirement plans, change-in-control and minimal perquisites	Not performance-based; competitive offerings to attract and retain high caliber executive talent

Target Pay Mix

Annually the Compensation Committee reviews the mix of base salary, STI and LTI for each NEO to ensure an appropriate level of the executives’ recurring target compensation is tied to Company performance. The Committee believes this approach is appropriate in order to provide year-over-year consistency in analyzing the pay mix when compared to the peer group.

The mix of compensation varies among each NEO with an average of 60% of target pay considered at risk. Mr. Parrini has the greatest level of at-risk compensation, with 72% of his compensation tied to Company performance. The Committee believes this level is appropriate for Mr. Parrini given his role as CEO to deliver and sustain shareholder value.

Base Salary

The Compensation Committee believes base salary, which contributes to the Company’s compensation objectives of attracting and retaining talented executives, is an important element of compensation. The base salaries of the NEOs are approved annually by the Committee typically during the first quarter of the calendar year. The Committee considers several factors, without any assigned relative weightings, when determining base salary increases for NEOs:

•	salary recommendations from the CEO for the NEOs other than himself;

•	Company and individual NEO performance;

•	the accountability and complexity of the NEO’s role in attaining Company objectives;

•	the external competitiveness of the NEO’s compensation; and

•	internal equity and retention considerations.

For 2015, the following NEO base salary increases were approved, effective as of February 1, 2015:

NEO Base Salaries
NEO	Prior Base Salary (effective February 1, 2014)	New Base Salary (effective February 1, 2015)	% change
Parrini	$918,000	$945,500	3.0%
Jacunski	$475,372	$489,158	2.9%
Janki	$386,250	$395,906	2.5%
Matsumoto	$300,105	$330,116	10.0%
Rapp (1)	€326,922	€336,403	2.9%

(1) Mr. Rapp’s salary is paid in Euros; average 2015 exchange rate for comparison purposes only to USD: 1.1098$/Euro).

The salary increases noted above are consistent with the broader merit adjustments received by other Glatfelter salaried employees, with the exception of Mr. Matsumoto, whose increase more closely aligns his position and role to market given his two-year tenure in the role.

Short-Term Incentives: The Management Incentive Plan

The Company provides an annual, short-term incentive bonus opportunity to the NEOs under the Company’s Management Incentive Plan (“MIP”). The Compensation Committee approves a target bonus for each NEO expressed as a percentage of the NEO’s base salary. The Committee establishes target bonuses for the NEOs generally at the 50th percentile of the market and retains flexibility to deviate from the target.

For 2015 target bonuses as a percent of base salary for the NEOs remained unchanged, with the exception of Mr. Parrini whose target was increased from 95% to 100% for closer alignment to the market competitive level. The following table sets forth targeted bonus levels for each NEO:

NEO MIP Target Bonus
NEO	2015 Target Bonus (as a percentage of 2015 Base Salary)
Parrini	100%
Jacunski	60
Janki	50
Matsumoto	45
Rapp	50

In February each year, the Compensation Committee, in consultation with the Audit Committee, determines the degree to which the pre-established MIP performance metrics have been met. The Compensation Committee also decides whether to award bonuses to the NEOs, and at what level. The amount ultimately received by the NEOs and other eligible executives depends on the achievement of performance metrics. The Compensation Committee may in its discretion adjust downward any bonus earned by any NEO or other executive. Any downward adjustment to the CEO’s bonus requires approval by the independent members of the Board. The Compensation Committee does not have discretion to increase any bonus earned by any NEO or other executive.

For 2015, the Compensation Committee adopted a MIP design consistent with the design used in 2014, incorporating the following two metrics for all NEOs:

•	ONI – defined as net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”), adjusted to exclude after-tax pension income or pension expense, gains from the sale of timberlands and certain other items as specified by the Committee.

•	Free Cash Flow – defined as operating cash flows minus capital expenditures, and adjusted to exclude certain items as specified by the Committee.

The Company’s business unit leaders (Messrs. Janki and Rapp) were also measured on operating profit for their respective business units in addition to the Company’s ONI and Free Cash Flow. Operating profit is determined in accordance with US GAAP and is adjusted to exclude pension expense and certain non-recurring items as determined by the Committee.

These metrics were originally chosen to focus NEOs and other key executives on generating earnings and effectively managing cash flow. The Committee supported using these metrics in 2015 to reinforce the Company’s operational and strategic objectives.

In 2015 the performance metrics were weighted as follows for the NEOs:

The targeted performance levels of ONI, Free Cash Flow, and business unit operating profit were derived from the Company’s 2015 budgeted levels that were approved by the Board of Directors.

The Committee incorporates a requirement that the Company achieve minimum performance before any bonus may be earned (“Threshold”). The threshold and maximum payout opportunities are based on advice received from the Consultant regarding market practices and remained unchanged from 2014. The following table outlines the approved threshold, target and maximum payment opportunities and financial goals for the NEOs under the 2015 MIP, as well as the weighted payout results based on the performance metric weights shown in the chart above:

NEO MIP Performance Metrics and Payout Levels
	Plan Goals			2015 Results
	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement Factor	Weighted MIP Payout %
Achievement against Financial Goals	80%	100%	140%	N/A	N/A	N/A
Performance metric (millions)
Operating Net Income	$67.4	$84.3	$118.0	$68.0	51.9%	} 76.6%
Free Cash Flow	46.0	57.5	80.5	75.0	175.8
Specialty Papers Business Unit Operating Profit (1)	45.2	56.5	79.1	37.1	0	46.0
Composite Fibers Business Unit Operating Profit (1)	55.1	68.9	96.5	61.3	72.5	75.0
(1) Business unit NEO metric weighting: 48% ONI, 12% Cash Flow, 40% Business Unit Operating Profit

The resulting MIP payments for our NEOs based on the financial results above were as follows:

NEO MIP Payments
NEO	2015 Target Bonus (as a percentage of 2015 Base Salary)	Eligible Salary	2015 MIP Target Bonus	2015 MIP Payout Percent	2015 MIP Payment
Parrini	100%	$945,500	$945,500	76.6%	$724,253
Jacunski	60%	489,158	293,495	76.6	224,817
Janki	50%	395,906	197,953	46.0	91,058
Matsumoto	45%	330,116	148,552	76.6	113,791
Rapp (1)	50%	€336,403	€168,202	75.0	€126,151
(1)	Mr. Rapp’s salary is paid in Euros; performance period year-end exchange rate for comparison purposes only to USD: 1.0887$/Euro).

Long-Term Incentives: The Long-Term Incentive Plan

The Compensation Committee believes long-term compensation provides strong incentives for executives to deliver and sustain long-term financial performance to its shareholders. Annually, in or around February, the Committee determines the amount of long-term compensation to be granted to executives by targeting the size-adjusted 50th percentile of the market but provides flexibility to deviate from the target. The Company’s 2015 Long-Term Incentive Plan (“LTIP”) is designed to be 100% performance-based. The design is consistent with 2014 and is comprised of performance shares awards (“PSAs”) and Stock Only Stock Appreciation Rights (“SOSARs”). Awards granted under the Company’s LTIP typically vest over a three year period except in the case of retention awards which typically vest in five years. The Committee has the flexibility to adjust the vesting period for new awards if the need arises to attract and employ newly-hired executives and offset potential loss of compensation from a former employer. The Committee did not make any such adjustments in 2015 for the NEOs.

The 2015 LTIP design is summarized below:

2015 LTIP
Equity Vehicle (Weight)	Compensation Opportunity	Financial Performance Metrics	Objective
PSAs (50%)

•     Ability to earn shares of Company common stock upon the attainment of pre-established three year performance goals (January 1, 2015 through December 31, 2017)

•     Threshold performance level: 20% of a NEOs target opportunity for 60% achievement.

•     Maximum performance level: 200% of a NEOs target opportunity for 140% achievement.

•     Weighted 60% on average Return on Capital Employed (“ROCE”) – three-year average

•     Weighted 40% on cumulative adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items)

• Align Executive and shareholders’ interests to drive stock price appreciation • Drive long-term earnings growth and effective utilization of capital
SOSARs (50%)	• Ability to realize value is entirely dependent on appreciation in the Company’s common stock price upon vesting.	• Company Stock Price	• Align Executive and shareholders’ interests to drive stock price appreciation

The PSAs and SOSARs granted to the NEOs during 2015 were based on NEOs’ overall responsibilities and individual performance, and information provided by the Consultant based on a market analysis for each position. The following table provides an overview of the 2015 SOSARs and PSA target awards granted in 2015:

2015 LTI Grants (1)
	SOSARs	Performance Shares
NEO		Minimum Shares (0% payout below threshold)	Performance Share Target (100% payout)	Maximum Shares (200% payout at Maximum)
Parrini	119,627	0	23,589	47,178
Jacunski	45,347	0	8,942	17,884
Janki	31,982	0	6,306	12,612
Matsumoto	29,834	0	5,883	11,766
Rapp	21,659	0	4,271	8,542

(1)	Additional details regarding the NEOs’ 2015 LTI grants can be found in the Grants of Plan-Based Awards table.

The Company’s 2016 LTIP design continues to be 100% performance-based and consists of PSAs and SOSARs, each weighted 50%. The Committee determined that no changes to the general design of the

LTI awards would be made for 2016, with the exception of shortening the performance measurement period for PSAs from three years to two, with an additional year of continued employment required for vesting (for a total of three years). The shortened performance measurement period is intended to allow more effective target setting for the financial metrics.

Vesting of 2013 Performance Share Grants

The chart below illustrates the overlapping performance cycles for PSA grants:

PSAs granted in 2013 vested on December 31, 2015 following the conclusion of the three-year performance period. The following table illustrates the pre-determined performance goals, as well as the final results and payout level based on actual performance delivered by the NEOs during the performance period:

Performance Share Performance Goals
	Cumulative Adjusted EBITDA (millions) – Weighted 40%	ROCE – (three year average) Weighted 60%
Maximum	$862.5	16.0%
Target	$616.1	11.4%
Threshold	$492.9	9.1%
Actual	$521.6	8.2%
Percent Achievement	61.7%	0%
Payout Percent	24.7%

The target performance shares and shares awarded to the NEOs are as follows:

NEO Performance Shares Earned from 2013 Grant
NEO	Target Performance Shares	Payout (as a % of Target)	Actual Shares Awarded (1)
Parrini	32,461	24.7%	8,017
Jacunski	13,179	24.7	3,255
Janki	16,396	24.7	4,049
Matsumoto	3,652	24.7	902
Rapp	7,342	24.7	1,813
(1) Actual shares earned include dividends accrued during the performance period.

Perquisites

Perquisites are offered to certain NEOs on a limited basis. The Compensation Committee believes perquisites should be a minimal part of executive compensation. Perquisites include a country club membership for Mr. Parrini, and, as is customary for executives in Europe, a car allowance for Mr. Rapp. All NEOs are eligible to receive a company-paid executive physical and executive long-term disability coverage. The U.S. NEOs who elect to receive executive long-term disability coverage receive imputed income. Perquisite details can be found in the Summary Compensation Table.

Post-Employment Compensation

The Compensation Committee believes offering post-employment compensation allows the Company to attract, retain, and motivate qualified employees and executives in the current competitive marketplace.

The Company provides qualified and non-qualified pension plans for U.S.-based employees and other arrangements for those outside of the U.S. Regarding the qualified pension, those hired prior to 2007 participate in a traditional pension and those hired beginning in 2007 participate in a cash balance pension.

Non-qualified pension plans consist of a Supplemental Executive Retirement Plan (“SERP”) and a Supplemental Management Pension Plan (“SMPP”). The SERP consists of two post-employment benefits for certain NEOs as approved by the Committee, or the Board of Directors in the case of the CEO. The SMPP provides an Early Retirement Supplement. Details regarding pension benefits and potential payments to the NEOs under these plans are discussed in the Pension Benefits section.

The NEOs participate in the following pension plans:

	Qualified Pension Plan		Non-Qualified Pension Plans			Non-U.S. Plans
	Traditional	Cash Balance	SERP Restoration	SERP FAC†	SMPP	Other Arrangement
Parrini	Ö		Ö	Ö
Jacunski	Ö		Ö		Ö
Janki		Ö	Ö
Matsumoto		Ö	Ö
Rapp						Ö
† The SERP Final Average Compensation (“FAC”) provision applies only to Mr. Parrini.

Mr. Rapp is a German citizen who does not participate in the U.S. plans, and has a separate individual retirement pension contract with the Company.

Nonqualified Deferred Compensation

None of the NEOs have deferred compensation.

Additional Compensation Policies and Practices

Change-in-Control Arrangements

The Company has entered into Change-in-Control Agreements with each of the NEOs and certain other executives. The Compensation Committee believes these arrangements will serve as an incentive for executives to act in the interest of shareholders during a takeover despite the risk of losing their jobs. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying change in control (as defined in the agreements), including an amount to cover applicable excise taxes (a “tax gross-up”) imposed under the Internal Revenue Code (the “Code”). Since 2011, all new Change-in-Control Agreements do not provide a tax gross-up provision; therefore, Messrs. Janki and Matsumoto are not subject to any tax gross-up provisions.

The Company’s equity grant agreements outline the terms and conditions for accelerating equity vesting if a change in control occurs. All grant agreements include “double trigger” provisions that accelerate vesting in the event of a change of control only if the executive is terminated without “Cause” or resigns with “Good Reason” (as defined in the applicable agreement). Additional details on potential payments in the event of a change-in-control are discussed beginning on page 50.

Executive Severance Guidelines

The Company has executive severance guidelines to serve as the basis for determining the severance benefits available to the CEO, Executive Vice Presidents, Senior Vice Presidents and other Vice Presidents in the case of certain terminations of employment from the Company (other than for cause, resignation, death, disability or retirement). Some executives may have other arrangements providing for severance benefits, including severance in the context of a change in control of the Company, which would supercede the severance provisions of these guidelines. The Compensation Committee retains the authority to modify or terminate individual severance packages, in its discretion, as circumstances may warrant. The guidelines provide for the following:

•	Cash severance amounts equal to one month’s pay (including base salary at the time of termination plus 1/12 of a notional bonus) per year of service up to the following maximums (“the severance period”) depending on an executive’s level:

–	Chief Executive Officer: 24 months;

–	Executive Vice Presidents and Senior Vice Presidents: 18 months; and

–	Other Vice Presidents: 12 months;

•	Continuation of health benefits through the length of the severance period, Employee Assistance Program support (up to three sessions during the severance period), and payment of any accrued unused vacation (pro-rated to the date of termination);

•	Outstanding equity grants will be treated in accordance with the LTIP grant certificates; and

•	Outplacement assistance up to specified maximum amounts by position.

Executive Share Ownership Guidelines

The Compensation Committee believes it is important to require the Company’s senior executives, including NEOs, to meet minimum stock ownership guidelines (the “Executive Share Ownership Guidelines”).

The Company revised the executive share ownership guidelines in 2014 to further align with the interests of our shareholders and the Company’s long-term growth strategy. The Committee determines the guidelines using a multiple of each senior executive’s base salary. Depending on the executive’s position, the Executive Share Ownership Guidelines require the executive to own sufficient Company stock that ranges in value from two times to, in the case of the CEO, five times the senior executive’s base salary as follows:

2015 Share Ownership Guidelines
Position	Ownership Guideline (Relative to Base Salary)
CEO	5X
CFO	3X
Other Executives	2X

The value of required ownership is adjusted annually for salary increases and the number of shares needed to be owned will be affected by changes in stock price. Directly owned shares, restricted shares, beneficially owned shares held indirectly (e.g. by family members, trusts, etc.) and shares held in the 401(k) plan are eligible toward satisfying ownership guidelines. There is no required time period for attaining the guideline level. Until the guideline level is attained, executives must retain 50% of net profit shares realized at exercise of stock options, payment of performance shares and vesting of restricted shares. In June of each year the number of shares required will be calculated based on the NEO’s annual salary at that time and the average of the prior year’s average monthly stock prices. The Committee will review executives’ progress toward satisfying the requirements annually.

Clawback Policy

The Compensation Committee has the discretion to recover or “claw back” incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement, if performance-based compensation is paid within a three-year period prior to restatement that is in excess of what the NEO or executive officer would have otherwise received absent the material noncompliance. Recoupment is applicable to an executive directly accountable for the cause of the restatement and could apply to any officer in an upward reporting hierarchy to the responsible individual. In addition, a recoupment could occur for compensation paid in a fiscal year when an officer engages in intentional misconduct in performing his or her duties.

Hedging and Pledging Policies

All executives and directors, including the NEOs, are subject to a securities trading policy under which hedging transactions, including put or call options, short selling or similar hedging activities involving company stock, and pledging of company stock are prohibited.

Results of 2015 Say-on-Pay Vote

An advisory shareholder vote on the Company’s executive compensation practices (“say-on-pay”) was held at the 2015 Annual Meeting as required by Dodd-Frank legislation. Glatfelter’s 2015 Say-On-Pay vote passed with 97.4% support. After receiving a favorable say-on-pay vote from shareholders since the inception of advisory shareholder voting on compensation, the Compensation Committee continued to apply the same general principles in 2015 as were in prior years in determining the amounts and types of executive compensation.

Tax Deductibility under Section 162(m)

Certain awards made under the LTIP and the 2005 MIP will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code. The Committee has established procedures to maintain tax deductibility; however the Committee has not established a policy requiring all executive compensation be exempt from the limitations on business deductions provided in Section 162(m) of the Code, as amended. The Committee expects that all 2015 MIP bonus payments, payments under the performance shares of the LTIP or any compensation received by executives from the exercise of stock options or SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

Role of the Compensation Committee and Consultant Independence

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or other advisors as needed. The Committee provides oversight and approves related fees and retention terms of the consultants, counsel or advisors, and may select a compensation consultant, legal counsel or other advisor only after assessing that person’s independence from Management or members of the Committee.

During 2015 the Committee engaged both Compensation Strategies, Inc. and Meridian (independently as the “Consultant”), independent executive compensation consulting firms, to provide advice and assistance to the Committee and to the Company’s Management in the area of executive and non-employee directors’ compensation for the Company. Meridian assumed the role as the Consultant as selected by the Committee following a formal evaluation of six firms. The Consultant reports directly to the Committee and has been authorized by the Committee to work with certain executive officers of the Company and other employees in the Company’s human resources, legal and finance departments.

The Company has engaged Morgan Lewis & Bockius, LLP as external legal counsel to provide a range of legal services, including advice and assistance on executive compensation programs and other regulatory matters. The Committee authorized Morgan Lewis to work with certain executive officers and other employees in the human resources and legal departments. Morgan Lewis provides no other services, such as human resources, benefits or related services to the Company, Committee or the Board of Directors.

The Chair of the Committee is responsible for leading the Committee and developing meeting agendas. The Committee may form subcommittees and delegate authority. The meetings of the Committee are regularly attended by the Committee’s independent compensation consultant. The CEO, CFO, Senior Vice President of Human Resources and Administration, Vice President, General Counsel & Secretary and the Vice President of Global Compensation and Benefits also generally attend the Committee meetings. All members of Management present at the meeting, including the CEO, are asked to leave prior to any discussion of their compensation. The Committee holds a final executive session with only independent Board Committee members present before approving any compensation.

The Committee has established several practices to ensure the Consultant’s independence, candor and objectivity. The Consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of Management present and consults with the Committee’s chairman between meetings as needed. Management periodically reports to the Committee the fees paid for services performed by the Consultant, and the Committee approves the annual work plan and budget for the Consultant. In addition, the Committee has assessed the independence of its compensation consultant and legal counsel required under the NYSE listing rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to potential conflict of interest during 2015. Based on this review, the Committee did not identify any conflict of interest raised by the work conducted by CSI or Meridian for 2015.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with Company Management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2015.

The information disclosed in this report shall not be considered as “soliciting material,” or to be “filed” with the SEC. This information is not subject to Regulation 14A, 14C or the liabilities of Section 18 of the Exchange Act.

Lee C. Stewart (Chair)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2015 other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position in 2015	Year	Salary	Stock Awards (1)	Option Awards (2)	Non- Equity Incentive Plan Compensation (3)	Change in Pension Value and Non Qualified Deferred Comp Earnings(4)	All Other Compensation (5)	Total
Dante C. Parrini	2015	$943,208	$588,310	$901,988	$724,253	$567,000	$15,842	$3,740,601
Chairman &	2014	912,333	590,238	817,520	377,619	1,545,000	73,821	4,316,531
Chief Executive Officer	2013	834,292	3,180,550	553,110	760,665	156,000	66,062	5,550,679

John P. Jacunski	2015	$488,009	$223,013	$341,916	$224,817	$26,000	8,848	$1,312,603
Executive Vice President	2014	472,438	689,921	297,766	123,502	331,000	21,996	1,936,623
& Chief Financial Officer	2013	438,412	228,398	224,494	248,778	83,000	22,587	1,245,669

Brian E. Janki	2015	$395,101	$157,272	$241,144	$91,058	$22,000	10,706	$917,281
Senior Vice President &	2014	385,313	156,325	216,602	50,213	0	52,873	861,326
Business Unit President,	2013	143,466	811,517	0	44,750	0	603,062	1,602,795
Specialty Papers

Kent Matsumoto	2015	$327,615	$146,722	$224,948	$113,791	$18,000	8,694	$839,770
Vice President,
General Counsel & Secretary

Martin Rapp (6)	2015	$372,463	$106,519	$163,309	$137,341	$0	13,571	$793,203
Senior Vice President &	2014	431,798	552,905	145,091	98,350	785,000	24,498	2,037,642
Business Unit President,	2013	401,397	127,235	125,114	211,702	179,000	25,549	1,069,997
Composite Fibers

(1)	The amounts reflect the fair market value of RSUs and/or Performance Share Awards (“PSAs”) granted in 2015, 2014 and 2013. The method used to calculate these amounts is set forth in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. With respect to PSAs, dividends paid on the Company’s common stock are assumed to be reinvested by the recipient in additional PSAs. RSUs granted to the NEOs in 2013 and 2014 earn deemed dividends in the form of additional units, in lieu of a cash payment.

(2)	The amounts reflect the dollar value recognized, in accordance with the Financial Accounting Standards Board Accounting Standards Codification “FASB ASC” No. 718 for financial statement reporting purposes during 2015, 2014 and 2013. The method used to calculate these amounts is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

	2015	2014	2013
Dividend yield	1.94%	1.48%	2.18%
Risk-free rate of return	1.64	1.74	0.99
Volatility	36.38	37.59	39.62
Term	6 years	6 years	6 years

(3)	The 2015, 2014 and 2013 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”) as amended and restated. See discussion of the MIP in the Compensation Discussion and Analysis section.

(4)	For each of the Named Executive Officers, the amounts reflect the actuarial increase in the present value of such Named Executive Officer’s benefits under all pension plans established by the Company, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements. These amounts may reflect benefits which the NEOs are not currently entitled to receive, to the extent that such amounts are not vested. The amounts shown only include the change in pension value and do not include any above-market earnings or non-qualified deferred compensation plans. For 2015 Mr. Rapp had a negative change in pension value of ($266,000).

(5)	Other compensation includes the following:

	401(k) Match	Perquisites (i), (ii)	Life Insurance Premium (iii)	Other Compensation (iv)	Other Relo (v)	Total
2015
Parrini	3,975	6,443	829	4,595	-	15,842
Jacunski	3,975	-	429	4,444	-	8,848
Janki	3,975	-	347	4,904	1,480	10,706
Matsumoto	3,975	-	264	4,455	-	8,694
Rapp	-	13,157	414	-	-	13,571

i	The amount included in the “Perquisites” column for Mr. Parrini represents country club dues paid by the Company.

ii.	The amount included in the “Perquisites” column for Mr. Rapp represents a car allowance paid for by the Company.

iii.	The amounts included in the “Life Insurance Premium” column represent the annual premium paid by Company. For Mr. Rapp the amount is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2015, or 1.1098 $/€.

iv.	The amounts included in the “Other Compensation” column consist of premiums for executive long-term disability coverage and the cost of annual executive physicals paid by the Company.

v.	The amount included in the “Other Relo” column for Mr. Janki represent the remainder of relocation related payments made as part of his employment offer and Company relocation policies.

(6)	Mr. Rapp’s cash compensation is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2015, or 1.1098 $/€ (performance period year-end rate of 1.0887 $/€ was used for non-equity incentive calculation conversion). Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €336,403, €324,910 and €320,217 for 2015, 2014 and 2013, respectively.

Grants of Plan-Based Awards

The following table, including footnotes, sets forth information concerning grants of plan-based awards in 2015:

Name	Grant Date							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Parrini	2/13/2015	472,750	945,500	1,891,000
	2/26/2015				4,718	23,589	47,178				588,310
	2/26/2015								119,627	24.94	901,988

Jacunski	2/13/2015	146,748	293,495	586,990
	2/26/2015				1,788	8,942	17,884				223,013
	2/26/2015								45,347	24.94	341,916

Janki	2/13/2015	98,977	197,953	395,906
	2/26/2015				1,261	6,306	12,612				157,272
	2/26/2015								31,982	24.94	241,144

Matsumoto	2/13/2015	74,276	148,552	297,104
	2/26/2015				1,177	5,883	11,766				146,722
	2/26/2015								29,834	24.94	224,948

Rapp (5)	2/13/2015	91,560	183,121	366,242
	2/26/2015				854	4,271	8,542				106,519
	2/26/2015								21,659	24.94	163,309

(1)	The amounts shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. For 2015, the Company’s operating net income resulted in a MIP payment made in February 2016 equal to 76.6% of target for Messrs. Parrini, Jacunski and Matsumoto; 75% for Mr. Rapp; and 46% for Mr. Janki.

(2)	The amounts shown reflect the target amount of a PSA to the Named Executive Officers under the LTIP. The actual number of shares paid out will range from 0% to 200% of the target amount, depending upon attainment of performance goals.

(3)	The amounts shown reflect grants of SOSARs to the Named Executive Officers under the LTIP. The method used to calculate the fair value of SOSAR awards is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	The amounts shown reflect retention grants of RSUs with a five-year cliff vesting provision.

(5)	Mr. Rapp’s non-equity incentive is paid in euros (€). Amounts presented here have been converted to U.S. dollars ($) using the year-end exchange rate of 1.0887 $/€.

Outstanding Equity Awards at Fiscal Year-End

The following table, including footnotes, sets forth information concerning outstanding equity awards as of December 31, 2015:

	Option Awards
	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
Parrini	45,760	-	13.44	3/5/2018	100,000	1,844,000	73,976	1,364,117
	169,510	-	9.91	5/5/2019
	66,300	-	13.95	3/3/2020
	88,140	-	12.56	3/3/2021
	85,130	-	15.61	3/6/2022
	65,340	32,670	18.36	3/5/2023
	27,666	55,331	29.89	2/26/2024
	-	119,627	24.94	2/26/2025

Jacunski	27,250	-	13.44	3/5/2018	15,892	293,048	28,572	526,868
	101,170	-	9.91	5/5/2019
	44,880	-	13.95	3/3/2020
	39,300	-	12.56	3/3/2021
	33,790	-	15.61	3/6/2022
	26,520	13,260	18.36	3/5/2023
	10,077	20,153	29.89	2/26/2024
	-	45,347	24.94	2/26/2025

Janki	7,330	14,660	29.89	2/26/2024	-	-	27,135	500,369
	-	31,982	24.94	2/26/2025

Matsumoto	2,658	1,329	18.36	3/5/2023	-	-	12,798	235,995
	4,509	2,255	26.79	10/4/2023
	4,830	9,660	29.89	2/26/2024
	-	29,834	24.94	2/26/2025

Rapp	18,530	-	15.61	3/6/2022	14,988	276,379	14,711	271,271
	14,780	7,390	18.36	3/5/2023
	4,910	9,820	29.89	2/26/2024
	-	21659	24.94	2/26/2025

(1)	Represents SOSARs with a 10-year term, which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. For more information on SOSARs, see the discussion of long-term incentive compensation in the “Compensation Discussion and Analysis” section.

(2)	Represents RSUs that vest 100% on the fifth anniversary of the grant date, with all shares delivered on the vesting date.

(3)	Calculated based on the closing price of the Company’s common stock on December 31, 2015 ($18.44).

(4)	The amount shown reflects the aggregate target amount of Performance Share Awards (PSAs) granted 3/5/2013, 2/26/2014 and 2/26/2015 vesting 12/31/2015, 12/31/2016 and 12/31/2017, respectively. The actual number of shares paid out ranges from 0% to 200% of the target amount, depending upon attainment of performance goals. In February 2016, the Board approved a payout of 24.7% of the PSA granted on 3/5/2013 (and a promotional grant on 10/4/2013 for Mr. Matsumoto), for the 2013-2015 performance period.

Options Exercised and Stock Vested

The following table, including footnotes, sets forth information concerning stock grants that vested during fiscal 2015. No options were exercised by the NEOs during fiscal 2015.

	Stock Awards
	No. of Shares Acquired on Vesting (Payout)			Value Realized on Vesting			Total Value Realized from all Exercised and Vested Grants
	RSUs (1)		PSAs (2)	RSUs (3)		PSAs (4)
Parrini	5,300		18,346	$131,228		$456,632
	55,360	(5)		$1,255,565	(6)		$1,843,425
Jacunski	3,590		7,434	$88,888		$185,032	273,920
Janki	-		8,638	$-		$215,000	215,000
Matsumoto	-		-	$-		$-
Rapp	2,020		4,076	$50,015		$101,452	151,467
(1)	Represents RSUs granted on March 3, 2010, on which all restrictions lapsed and shares paid out on March 3, 2015.
(2)	Represents Performance Share Awards PSAs granted on March 6, 2012, with a performance period of January 1, 2012–December 31, 2014, and a vesting date of December 31, 2014, for which shares were paid out on February 13, 2015.
(3)	Based on the closing price of the Company’s common stock of $24.76 on the payout date.
(4)	Based on the closing price of the Company’s common stock of $24.89 on the payout date.
(5)	Represents RSUs granted on June 28, 2010, on which all restrictions lapsed and shares were paid out on June 28, 2015.
(6)	Based on the closing price of the Company’s common stock of $22.68 on the payout date.

Pension Benefits

Current Pension Benefits of NEOs

The following table, including footnotes, sets forth information concerning pension benefits during fiscal year 2015.

Name	Age	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Parrini	51	Traditional Pension	18	524,000	-
		SERP	18	4,413,000	-
Jacunski	50	Traditional Pension	12	297,000	-
		SERP	12	488,000	-
		SMPP	12	68,000	-
Janki	43	Cash Balance Pension(2)	2	35,000	-
		SERP	2	13,000	-
Matsumoto	56	Cash Balance Pension(3)	4	51,000
		SERP	4	6,000
Rapp	56	Retirement Pension Contract	13(4)	1,722,000	-

(1)

The present value of accumulated benefits set forth above is based on actuarially determined assumptions including (i) discount rates of 4.69% (traditional Pension), 4.77% (SERP) and 2.30% (Mr. Rapp); (ii) mortality rates for U.S.-based employees are derived from RP-2015 and reflect actuarially determined adjustments resulting in a 0.75% ultimate improvement rate and for Mr. Rapp the Heubeck Richtafeln 2005G mortality; and (iii) assumed retirement ages ranging from age 62 to age 65 based on plan provisions with no pre-retirement decrements.

(2)	The accrued value of total cash balance benefit for Mr. Janki is approximately $53,000.

(3)	The accrued value of total cash balance benefit for Mr. Matsumoto is approximately $59,000.

(4)	Mr. Rapp’s years of credited service include four (4) years of pre-participation service granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this 4-year service credit is $530,000.

Qualified Pension Plan

All U.S.-based NEOs participate in the Qualified Pension Plan, which is a tax-qualified defined benefit pension plan. The Qualified Pension Plan has two methods under which participant benefits are determined, the traditional and the cash balance pensions.

Traditional Pension

Messrs. Parrini and Jacunski were plan participants on January 1, 2007, and are eligible for a normal unreduced retirement pension beginning at age 65 equal to:

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25) + 0.5% of final average compensation for each year of benefit service in excess of 25

Final average compensation (“FAC”) means the participant’s highest average compensation over any consecutive five-year period that spans the ten-year period preceding the year of the participant’s retirement.

Eligible compensation includes salary as listed in the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $265,000 for 2015).

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year.

Cash Balance Pension

Messrs. Janki and Matsumoto were hired after January 1, 2007, and therefore participate in the cash balance pension. At the end of each month, the Company determines contribution credits equal to 5.5% of eligible monthly base pay. Interest is accrued on the account balance at the end of each month based on an external index (Moody’s As Nominal bond yield). Full vesting is completed after three years of service.

Eligible monthly earnings multiplied by 5.5% + Interest Credits = Cash Balance Account Balance

Non-Qualified Pension Plans

The Company also sponsors non-qualified pension plans for certain executives.

Supplemental Executive Retirement Plan (“SERP”)

The SERP consists of two post-employment benefits for certain NEOs who have been approved for participation by the Compensation Committee, or by the Board in the case of the CEO.

Restoration Pension Benefit

The first benefit available under the SERP, the “Restoration Pension Benefit,” provides those executives whose benefits under the Qualified Pension are reduced due to legal limits with a supplemental pension benefit. The supplemental benefit restores the portion of the pension benefit that was earned but not able to be paid under the Qualified Pension because of the legal limits provided in the Code. Eligible executives may receive the Restoration Pension Benefit as either an annuity or a lump sum, depending on the value of the benefit at the time the executive terminates employment with the Company. Employees will generally be eligible for the Restoration Pension Benefit if they have at least one (1) year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

Final Average Compensation or “FAC” Pension

The second post-employment benefit available under the SERP is referred to as the FAC Pension. The FAC Pension pays a pension benefit equal to 2% of the executive’s average compensation over the five years immediately preceding his retirement, multiplied by the participant’s years of benefit service under the Qualified Pension Plan, up to a maximum of 27.5 years, offset by an equivalent value of the participant’s benefits under the Qualified Pension Plan (and certain Company-sponsored nonqualified defined benefit pension arrangements, including the Restoration Pension). The FAC Pension is payable following the executive’s retirement on or after age 55 in the form of an annuity or a lump sum, depending on the value of the benefit at the time it is scheduled to commence. If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences. As of December 31, 2015, only Mr. Parrini was eligible for the FAC Pension, and he has elected a lump sum distribution of his FAC Pension.

Supplemental Management Pension Plan (“SMPP”)

The SMPP provides an Early Retirement Supplement to benefits otherwise provided by the Qualified Pension Plan if the participant retires early. Normal retirement age under the Qualified Pension Plan is age 65; however, a participant at least age 55 may either:

•	Elect early retirement and receive a reduced monthly early retirement pension that begins immediately following retirement, or

•	Postpone the start of the pension until a later date, but not later than age 65.

If the participant agrees to postpone his or her Qualified Pension Plan pension until at least thirty-six (36) months following early retirement, then the Early Retirement Supplement will pay a supplemental benefit during the 36-month period. The Early Retirement Supplement is equal to the sum of the monthly amount of the Qualified Pension Plan benefit and the SERP Restoration Pension benefit in the form of a single life annuity. The benefit begins on the first day of the month following early retirement and continues for 36 months (or until normal retirement date), at which time the Qualified Pension Plan pension begins to be paid. Distribution of any SMPP benefit to a participant who is a key employee under Internal Revenue Code section 409A must be delayed until six months following retirement or termination.

Other Pension Arrangements

Mr. Rapp’s Pension Agreement

Mr. Rapp is covered under a Retirement Pension Contract, dated October 31, 2007, negotiated with the Company at the time of his hire to offset loss from his prior employer. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his pensionable income multiplied by his years of service. Pensionable income is the average of his base pay plus bonus for the five years immediately preceding his retirement. Mr. Rapp is eligible for an early retirement benefit after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year. Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

Potential Payments upon Termination or Change in Control

Payments upon Termination

Payments made to a NEO upon involuntary termination by the Company are made in accordance with the Company’s executive termination guidelines.

Change in Control Agreements

The Company has entered into Change in Control (“CIC”) Employment Agreements with each of the NEOs that provide for severance and other benefits to be paid to these executives in connection with a qualifying change in control (as defined in the agreements) and are intended to serve as an incentive for executives to act in the interest of shareholders during a change in control despite the risk of losing their jobs.

For purposes of payments made upon termination of employment due to a change in control, a “change in control” means:

•	the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries; and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities; or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

Under these agreements, each employee’s employment with the Company would continue for two (2) years from the date of a change in control or each would become entitled to additional payments and benefits if his employment was terminated under certain conditions within such two-year period. During such period, the employee would continue in a position at least equal to the position held prior to the change in control and would receive compensation and benefits from the Company at least equal to those paid prior to the change in control.

Tax Gross-Up Payments. For CIC Agreements in effect before 2011 (including Messrs. Parrini, Jacunski and Rapp), if any payment or benefit is paid to an executive during the two-year period following a change in control and subject to excise tax imposed by the Code, then an additional payment would be made to the NEO so that the amount he receives on a net basis would be the same amount he would have received absent the excise tax. Beginning in 2011, the provision for excise tax gross-ups was eliminated from the standard CIC Agreement for Company executives. Messrs. Janki and Matsumoto’s agreements therefore do not contain a tax gross-up provision.

409A. The CIC Agreement includes provisions in the nature of nonqualified deferred compensation that must conform to the requirements of Internal Revenue Code section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin prior to six (6) months following termination of employment.

“Double Trigger” Provisions. A double trigger provision accelerates vesting in the event of a change of control and only if that executive is terminated without “Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, equity awards will accelerate vesting only upon such termination that occurs within two (2) years of a change-in-control event. The Committee believes that the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.

Termination for Cause or with Good Reason. As these terms are used in CIC Agreements, “Cause” generally means, but is not limited to, acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company; violations by the NEO of any Company policy, the violation of which would normally result in termination; violations of the NEO’s obligations under the CIC Agreement; conviction of, or a plea of guilty or no contest to, a felony; or other such conduct that is materially injurious to the Company. “Good Reason” means a material diminution in the NEO’s authority, duties or responsibilities or base salary; the Company’s failure to comply with any of the provisions of the CIC Agreement; or a material change in the office or location of the NEO other than that described in the CIC Agreement.

The following table describes how each element of the NEO’s post-employment compensation would be treated in the event of termination, should the termination result from a change in control as defined below:

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Cash Severance	The NEO receives a severance payment in an amount equal to 2X (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus, defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus.

Payments and benefits are provided on a non-discriminatory basis to salaried employees generally. The Compensation Committee or the independent directors of the Board may authorize additional severance benefits if determined to be appropriate. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Health & Welfare Benefits

For a period of two (2) years after the date of termination, the Company continues to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those that would have been provided if the NEOs employment had not been terminated.

Health and welfare benefits for U.S. based NEOs cease as of the date eligibility, based on plan requirements, which is typically the last day of employment. For non-U.S. based NEOs, the social benefit system of the resident country governs eligibility for these benefits, rather than employment status.
Short-Term Incentive Compensation (MIP)	The NEO receives a pro-rated bonus payment, defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus.

The Compensation Committee or the independent directors of the Board may authorize a pro-rata bonus payment if determined to be appropriate in order to enter into definitive termination agreements on terms desirable to the Company.

In the case of termination due to death, disability, or retirement, the NEO receives a pro-rated amount.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Long-Term Incentives

For awards made after March 2009, a “double trigger” provision applies, under which RSUs and SOSARs will accelerate vesting only upon such termination following a change in control.

All replacement PSAs will accelerate (upon a change in control, all outstanding PSAs are deemed to have been earned at the greater of target or actual performance through the change in control and replaced with stock in the surviving entity, subject to vesting conditions until the end of the PSAs’ original performance period).

RSUs: If the NEO ceases employment for any reason (voluntary or involuntary), other than death, disability or retirement, unvested RSUs are forfeited. Restrictions with respect to vested RSUs continue until they would otherwise have lapsed had employment not been terminated. If the NEO is terminated for cause, all outstanding RSUs, vested or unvested, are forfeited. For grants prior to 2013 upon death, disability or retirement, unvested RSUs are pro-rated. For grants beginning in 2013, upon death or disability vesting of all RSUs is accelerated and upon retirement, unvested RSUs are pro-rated and paid out at end of the grant term.

SOSARs: If the NEO ceases employment for reasons other than death, disability, retirement or involuntary termination for cause, then, for a period of ninety (90) days following such termination, the NEO may exercise any SOSARs that vested prior to such termination and all unvested SOSARs are forfeited. If the NEO is terminated for cause, all outstanding SOSARs, vested or unvested, are forfeited. Upon death, disability, or retirement, unvested SOSARs are pro-rated and exercisable for a period of 3 years.

PSAs: If the NEO ceases employment for any reason (voluntary or involuntary), other than death, disability or retirement, unvested PSAs are forfeited. Upon death, disability or retirement, the NEO is entitled to receive a pro-rated award following the end of the performance period, provided that the performance goals upon which the award is conditioned are determined to have been achieved.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
401(k) & Pension

In the event that the NEO’s vesting service is insufficient to have earned (a) a non-forfeitable interest in a matching contribution account under the Company’s 401(k) plan, and (b) a non-forfeitable interest in an accrued benefit under the terms of the Company’s Pension Plan, the Company pays to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

-    the NEO’s unvested matching contribution account under the 401(k) Plan; and

-    the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan.

If the NEO is a participant in the Restoration Plan or the FAC Pension, the NEO becomes fully vested in the accrued benefit, and the vested benefit is paid in accordance with the terms of the respective plans.

If the NEO is a participant in the SMPP with at least five (5) years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

-    If the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five (5) days of the date of termination; or

-    If the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five (5) days following either (i) the date of termination or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement, whichever occurs later.

If a NEO leaves the Company before reaching one hundred percent vesting in the Employer Match Contributions of a 401(k) plan, the non-vested portion is forfeited, except upon attainment of age 65 or death which would fully accelerate vesting. All before-tax contributions, rollover contributions, catch-up contributions and investment results on these contributions into a 401(k) plan are always completely vested.

Pension:

Traditional – Participants generally vest upon the first to occur of five (5) years of service or the participant reaching 55 years of age. As of December 31, 2006, however, the plan was amended to fully vest all participants on that date.

Cash Balance – New hires on and after January 1, 2007, participate under a “Cash Balance” plan. Interests under the plan generally vest upon three (3) years of service, or upon death or attaining age 65 if earlier.

Rapp – Mr. Rapp was eligible for a pension benefit through a special contractual agreement between him and the Company which was entered into during 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.

Quantification of Payments upon Termination or Change in Control

The following table, including the footnotes that follow, describes the potential payments to the NEOs upon termination of employment or due to a change in control of the Company as if such termination or change in control occurred on December 31, 2015.

Name	Death or Disability	Retirement	Change in Control
Dante Parrini
Severance Payments	N/A	N/A	$4,727,500
RSUs (1)	$1,844,000	$737,600	$1,844,000
SOSARs (1)	$2,614	$2,614	$2,614
PSAs (1,2)	$387,750	$387,750	$799,116
Health & Welfare Benefits (3)	N/A	N/A	$85,529
Pension (4)	N/A	N/A	$2,567,000
Excise Tax Gross-Up	N/A	N/A	$4,041,945
Total	$2,234,364	$1,127,964	$14,067,705
John Jacunski
Severance Payments	N/A	N/A	$1,858,801
RSUs (1)	$293,048	$117,219	$293,048
SOSARs (1)	$1,061	$1,061	$1,061
PSAs (1,2)	$143,353	$143,353	$297,474
Health & Welfare Benefits (3)	N/A	N/A	$56,700
Pension (4)	N/A	N/A	$-
Excise Tax Gross-Up	N/A	N/A	$-
Total	$437,462	$261,633	$2,507,084
Brian Janki
Severance Payments	N/A	N/A	$1,385,671
RSUs (1)	$-	$-	$-
SOSARs (1)	$-	$-	$-
PSAs (1,2)	$103,055	$103,055	$212,724
Health & Welfare Benefits (3)	N/A	N/A	$63,664
Pension (4)	N/A	N/A	$13,000
Unvested 401(k) Match (7)	N/A	N/A	$5,208
Total	$103,055	$103,055	$1,680,267
Kent Matsumoto
Severance Payments	N/A	N/A	$1,105,888
RSUs (1)	$-	$-	$-
SOSARs (1)	$106	$106	$106
PSAs (1,2)	$78,573	$78,573	$172,101
Health & Welfare Benefits (3)	N/A	N/A	$43,912
Pension (4)	N/A	N/A	$-
Unvested 401(k) Match (7)	N/A	N/A	$5,343
Total	$78,679	$78,679	$1,327,349
Martin Rapp
Severance Payments	N/A	N/A	$1,284,085
RSUs (1)	$276,379	$110,552	$276,379
SOSARs (1)	$591	$591	$591
PSAs (1,2)	$69,402	$69,402	$143,482
Health & Welfare Benefits (3)	N/A	N/A	$55,248
Pension (4)	N/A	N/A	$-
Excise Tax Gross-Up (6)	N/A	N/A	$623,392
Total	$346,372	$180,544	$2,383,178

See footnotes on next page

(1)	The values above represent awards for which vesting partially accelerates upon termination as a result of death, disability or retirement. The values are calculated (a) based on the closing price of $18.44 of the Company’s common stock on December 31, 2015, and (b) as if death, disability or retirement had occurred on December 31, 2015. For change in control the value assumes vesting (as determined under applicable award agreements) and exercise on December 31, 2015.

(2)	Assumes achievement of a target performance level at the end of the performance period.

(3)	Based on current type of coverage and premium levels.

(4)	Represents the actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table. In the event of termination under any circumstance on December 31, 2015, neither Mr. Jacunski, Mr. Janki nor Mr. Matsumoto would be entitled to an Early Retirement Supplement under the SMPP because they would have been under the age of 55 at the time of termination.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table or the value of vested options, SOSARs or RSUs.

(6)	Subject to applicability.

(7)	Represents the value of unvested portion of Section 401(k) Company match.

Monthly Termination Payments under SERP

The table below sets forth the various monthly payments that Mr. Parrini, Mr. Jacunski, Mr. Janki or Mr. Matsumoto (or, in certain situations, their spouses) would be entitled to receive for their lifetimes upon termination as of December 31, 2015, under several different circumstances. The payments shown reflect benefit commencement at the earliest possible age. If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Name	Termination Other than Upon Death or Disability		Termination as a Result of Death (1)	Disability (2)
Parrini	$10,000	(3)	$14,000	$15,000
Jacunski	2,000	(3)	1,000	N/A
Janki	N/A		N/A	N/A
Matsumoto	-		-	N/A
Rapp	N/A		N/A	N/A
(1)	Represents pension survivor benefits payable to the NEO’s spouse for the spouse’s lifetime, commencing at the earliest possible age. The death benefits for both Mr. Parrini and Mr. Jacunski would be payable as a lump sum.

(2)	Represents FAC pension benefit payable beginning upon attaining the age of 55 by Mr. Parrini. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches age 55, if the participant so requests, but the monthly FAC Pension amount would be reduced at the rate potential of 2.5% per year for each year between the participant’s age 62 normal retirement date and the early benefit commencement date.

(3)	Represents the monthly benefit of the Restoration Pension under the SERP, based on service and compensation through December 31, 2015, assuming retirement at age 55. If the NEO separates from service before age 55, the Restoration Pension benefit is determined based on the value of the benefit payable at age 65, reduced by 6% per year to reflect its early commencement. In the event of death following benefit commencement, the surviving spouse receives lifetime monthly payments in an amount equal to 75% of the monthly benefit payable to the NEO for the FAC pension and an amount equal to 50% of the monthly benefit payable to the NEO for the Restoration pension.

Certain Relationships and Related Transactions

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the Nominating and Corporate Governance Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that is at least $120,000, and in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2015.

Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders. No director may participate in any consideration or approval of a Related Person Transaction in which he or she, or any of his or her immediate family members, is the Related Person.

If a Related Person Transaction that has not been previously approved or ratified is discovered, the Nominating and Corporate Governance Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and if disciplinary action is warranted. The Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts related to all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chair, will take the following considerations into account, along with other factors it deems appropriate:

•	the benefits to the Company of the transactions;

•	the impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction;

•	the terms available from unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chair, may consult with Management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chair), Kathleen A. Dahlberg, Nicholas DeBenedictis and J. Robert Hall. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015, with the Company’s Management and its independent registered public accounting firm. The Company’s Management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by the Statement on Auditing Standards No. 16, as amended, “Communications with Audit Committees.” The Audit Committee has also discussed with Deloitte its independence from the Company and its Management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Richard C. Ill (Chair)

Bruce Brown

Kathleen A. Dahlberg

Ronald J. Naples

Additional Information

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401. The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com.

Other Business

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

“Householding”

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. This is known as “householding” and is intended to save the cost of delivering multiple duplicate copies of the proxy materials to the same address. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401, or call us at (717) 225-2719, if the shareholder (1) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (2) wishes to receive separate copies of those materials for future meetings; or (3) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

P. H. GLATFELTER COMPANY
IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Admission Ticket
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 4, 2016.
Vote by Internet
• Go to www.investorvote.com/glt
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Annual Meeting Proxy Card
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:
Mark here to vote FOR all nominees
Mark here to WITHHOLD vote from all nominees
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
01 - Bruce Brown
02 - Kathleen A. Dahlberg
03 - Nicholas DeBenedictis
04 - Kevin M. Fogarty
05 - J. Robert Hall
06 - Richard C. Ill
07 - Ronald J. Naples
08 - Dante C. Parrini
09 - Lee C. Stewart
CUMULATIVE VOTING:
Director Nominees Number of Votes
01 - Bruce Brown Votes FOR
02 - Kathleen A. Dahlberg Votes FOR
03 - Nicholas DeBenedictis Votes FOR
04 - Kevin M. Fogarty Votes FOR
05 - J. Robert Hall Votes FOR
06 - Richard C. Ill Votes FOR
07 - Ronald J. Naples Votes FOR
08 - Dante C. Parrini Votes FOR
09 - Lee C. Stewart Votes FOR
Total Votes Cast
CUMULATIVE VOTING: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 9. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.
2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.
3. Advisory approval of the Company’s executive compensation and pay practices.
For Against Abstain
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
In voting by mail this section must be completed for your vote to be counted. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
1UPX
029WNB

2016 Annual Meeting Admission Ticket
Thursday, May 5, 2016 at 9:00 a.m.
York County Heritage Trust, Historical Society Museum 250 E. Market Street, York, PA 17403 Upon arrival, please present this admission ticket, photo identification and any other required documents.
Driving Instructions to the York County Heritage Trust, Historical Society Museum, 250 E. Market Street, York, PA 17403:
From the South: Take I-83 North to Exit 15 (S. George Street - Business 83). Follow George St. into the Center Square of York (Market & George St. intersection). Make a right on Market St. and go 3 blocks to 250 E. Market on your right.
From the North: Take I-83 to Exit 22 (N. George Street). Follow George St. South to traffic light at Market St. Make a left on Market St. and go 3 blocks to 250 E. Market St. on your right.
From the East: Take Route 30 West and make a left onto George Street (just past I-83) and follow directions from the North above.
From the West: Take Route 462 (W. Market Street) from Route 30. Follow Market Street into town to 250 E. Market St. on your right.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2016.
P. H. Glatfelter Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2015, are available via the Internet at: www.glatfelter.com/about_us/investor_relations/sec_filings.aspx and also at www.investorvote.com/glt qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — P. H. GLATFELTER COMPANY + YORK, PENNSYLVANIA
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2016, 9:00 A.M.
The undersigned shareholder of P. H. Glatfelter Company hereby appoints Bruce Brown and Kathleen A. Dahlberg each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York County Heritage Trust, Historical Society Museum, 250 E. Market St. York, PA 17403, on Thursday, May 5, 2016, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.
When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed and FOR proposals 2 and 3.
(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)
(Continued and to be signed on reverse side)
(Continued and to be signed on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +